EXHIBIT 10.24
Mettler-Toledo International Inc.
2013 Equity Incentive Plan

        Performance Share Unit Agreement

    This Performance Share Unit Agreement is dated as of […] between Mettler-Toledo International Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), and the employee or director of the Company listed below ("you" or the “Grantee”). Capitalized terms used and not defined in this agreement shall have the meanings given to them in the 2013 Equity Incentive Plan (the “Plan”).

    In consideration of the mutual undertakings set forth in this agreement, you and the Company agree as follows:

    Section 1. Grant of Performance Share Units. The Company hereby grants to you a "Target" award of […] Performance Share Units. Each Performance Share Unit represents the right to receive one share of common stock of the Company, subject to the terms and conditions below. This Agreement shall be construed in accordance with, and subject to, the provisions of the Plan, the provisions of which are hereby incorporated by reference.

    Section 2. No Ownership of Shares until Vesting. At all times until Shares are actually issued to you upon vesting, the Award remains an unfunded, unsecured promise to deliver Shares in the future. Ownership of the Shares relating to Performance Share Units will not pass to you until such vesting.

    Section 3. Vesting Generally. Except as provided in Sections 4 and 5, Performance Share Units shall vest as follows:

    3.1 The percentage of the Target number of Performance Share Units that shall vest will be based on the rTSR (defined below) of the Company's common stock during the three-year period beginning […] and ending […] (the "Performance Cycle") relative to the rTSR of the common stock of each of the companies in the S&P 500 Healthcare Index and the S&P 500 Industrials Index excluding the Company (together, the "Peer Group").

    3.2 "rTSR" or "relative Total Shareholder Return" means the change in the price of a share of common stock from the beginning of a period until the end of the applicable period, adjusted to reflect the reinvestment of all dividends and distributions into Shares and as may be necessary to take into account stock splits or other similar events.

    3.3 For purposes of calculating rTSR, the stock price at the beginning and end of the Performance Cycle will be the average price of a share of common stock over the 90 calendar days ending on the first and last day of the Performance Cycle respectively. The rTSR calculation will be performed with respect to companies that are in the Peer Group on the last day of the Performance Cycle. If a company in the Peer Group at the start of the Performance Cycle is not in the Peer Group at the end of the Performance Cycle for any reason, for example because it goes bankrupt, is acquired or taken private, or removed from the relevant S&P 500 index, that company will be omitted from the rTSR calculation.

    3.4 The vesting percentage is capped at 100% of Target when the Company's absolute TSR is negative, regardless of relative performance.

    3.5 The vesting schedule is set out in the following table. Linear interpolation is applied between the points shown.

	rTSR Percentile Rank	Shares Earned as % of Target
Threshold	≤ 30%	0%
	45%	50%
Target	60%	100%
	67.5%	150%
Maximum	≥ 75%	200%

EXHIBIT 10.24
    3.6 The Committee shall determine rTSR and certify its determination in writing. The Committee’s determinations shall be final and binding. The Committee's determination shall be made after the end of the Performance Cycle, expected to be in […]. The vesting of the Performance Share Units and the issuance of Shares in respect thereof, if any, shall take place after the Committee's determination. Vesting is expected to take place in January […].

    Section 4. Effect of Termination of Employment; Qualified Retirement. If your employment or service as a director ends during the Performance Cycle as a result of your death, Disability, or Qualified Retirement (defined below) and your date of termination is on or after the one-year anniversary of the date of this Agreement, a pro-rata portion of the Performance Share Units, calculated based on the number of complete months that have elapsed during the Performance Cycle and prior to your date of termination, will remain outstanding and eligible to vest in accordance with Section 3 hereof. Any Shares that are earned upon the vesting of such pro rata portion at the end of the Performance Cycle will be distributed to you or your estate, as applicable, at the time specified in Section 3.6 hereof.

    4.1 "Qualified Retirement" means your retirement on or after (a) you have reached the age of 55; and (b) your age plus years of service for the Company or its Subsidiaries is at least 70. On an exceptional basis, the Committee may additionally determine that you have satisfied the conditions for Qualified Retirement taking into consideration any other factors the Committee determines relevant in its sole discretion.

    4.2 For all other terminations during the Performance Cycle, all Performance Share Units shall be forfeited for no consideration.

    4.3 In addition, if following your Qualified Retirement and at any time prior to the end of the Performance Cycle you a) serve in any capacity, including as employee, consultant, or director, for (i) a competitor to the Company or its Subsidiaries, or (ii) a peer company publicly identified as such by the Company, including in any of its proxy statements, or b) solicit for hire or hire any Company employee, your Performance Share Units shall be terminated for no consideration.

    Section 5. Effect of Change in Control. Notwithstanding Section 9.4(a) of the Plan, in the event of a Change in Control, (i) a prorated portion of any unvested Performance Share Units shall be deemed earned and vested based upon the actual performance level achieved through the date of the Change in Control, which for this purpose will be deemed the last day of the Performance Cycle and (ii) you shall be entitled to receive in respect of all Performance Share Units which become vested as a result of a Change in Control the same consideration per Share received by the Company’s shareholders in the Change in Control, payable within 10 days after such Change in Control. The prorated portion shall be determined by multiplying the Target number of Performance Share Units by a fraction, of which the numerator is the number of full calendar months from the beginning of the Performance Cycle to the Change in Control and the denominator is 36.

    Section 6. Book-Entry Shares. Evidence of book-entry Shares or, if you request, one or more stock certificates, shall be provided to you as soon as practicable following the vesting date free of all restrictions hereunder.

    Section 7. Dividends and Voting Rights. As of the date on which Shares relating to Performance Share Units have been issued pursuant to Section 3 hereof (i.e. the vesting date), you shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect thereto.

    Section 8. No Right to Continued Employment. Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate your employment or service as a director, nor confer upon you any right to continuance of employment by the Company or any of its Subsidiaries or service as a director.

EXHIBIT 10.24
    Section 9. Withholding of Taxes. Prior to the delivery to you (or your estate, if applicable) of a stock certificate or evidence of book-entry Shares for Shares relating to Performance Share Units that have vested, you shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Shares. By executing and returning this Agreement, you shall be deemed to elect to have the Company withhold a portion of such Shares having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction of the Withholding Taxes, such election to continue in effect until you notify the Company before such delivery that you shall satisfy such obligation in cash, in which event the Company shall not withhold a portion of such Shares as otherwise provided in this Section 9.

    Section 10. Section 409A. The Performance Share Units are intended to be exempt from the requirements of Section 409A, and the Plan with respect to Performance Share Units shall be administered and interpreted consistent with this intent. If any provision of the Plan or this Agreement would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on the Grantee of a penalty tax under Section 409A, the Committee may modify the terms of the Plan or this Agreement, without the consent of the Grantee, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax. This Section 10 does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Performance Share Units will not be subject to taxes, interest, and penalties under Section 409A.

    Section 11. Grantee Bound by the Plan. You hereby acknowledge receipt of a copy of the Plan and agree to be bound by all the terms and provisions thereof. You also acknowledge receipt of the Plan materials, as prepared by the Company and as may be amended or supplemented from time to time, and expressly consent to the collection and processing of personal data as described in the material.

    Section 12. Modification of Agreement; Severability. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

    Section 13. Successors in Interest; Non-Transferability. This Agreement shall inure to the benefit of and be binding upon any successor to the Company and your legal representatives in the event of your death. All obligations imposed upon you and all rights granted to the Company under this Agreement shall be binding upon your heirs, executors, administrators and successors. No rights under any Performance Share Unit Award may be sold, assigned, transferred or otherwise disposed of, nor may they be pledged or otherwise hypothecated.

    Section 14. Governing Law; Dispute Resolution. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on you, your heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

    Section 15. Non-Compete and Non-Solicit. While you are employed by the Company and for a period of twelve months after your last day of employment, you shall not directly or indirectly solicit for hire or hire any Company employee or engage in or be employed in any business that (a) competes with any business of the Company, or (b) is a peer company as set out in a list to be specified by the Company from time to time.

You agree that while you are employed by the Company, you shall use your best efforts to ensure there is no internal announcement or public communication regarding your departure that the Company has not approved in writing.

In case of a breach by you of any of your undertakings in this section, or if you fail to observe, or threaten not to observe, your notice period pursuant to your employment agreement, you acknowledge and agree that the Company is entitled to block any equity transaction, and/or to terminate or forfeit your outstanding equity awards, whether vested or unvested, for no consideration and with immediate effect. During such time as your equity transactions may be blocked, the Company shall not be liable for any loss relating to change in share price or otherwise.

EXHIBIT 10.24
Furthermore, you agree to pay the Company liquidated damages in the amount of six months' target salary for each instance of such violation.

The termination of equity awards and/or the payment of liquidated damages shall not discharge you from observing your undertakings in this section. To request cessation of any activities that violate or would violate these undertakings, the Company is also entitled to obtain and enforce immediate temporary restraining orders, preliminary injunctions, and final injunctions, in addition to other remedies that may be available. The Company shall not be obligated to post a bond/guarantee.

    Section 16. Entire Agreement. This Agreement and the terms and conditions of the Plan constitute the entire understanding between you and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to any Award.

    Section 17. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

Mettler-Toledo International Inc.

By:    Olivier Filliol, Chief Executive Officer

GRANTEE

[Full name of Grantee]